Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121546

                           PROSPECTUS SUPPLEMENT NO. 3

                             E.DIGITAL CORPORATION,
                             a Delaware corporation

                          Common Stock, $.001 par value

      This Prospectus Supplement relates to the resale by the holders of Common Stock.

      The Prospectus dated February 25, 2005 (the "Prospectus"), as supplemented by prospectus supplement no. 1 dated February 28, 2005 and prospectus supplement no. 2 dated April 12, 2005, is hereby further amended by the information contained in the attached Quarterly Report on Form 10-Q/A filed on April 12, 2005. If the information in the attached report is inconsistent with any information contained in the Prospectus or in the reports, proxy statements or other documents previously filed with the Securities and Exchange Commission (collectively, the "SEC Reports") incorporated by reference in the Prospectus or delivered in connection therewith, the Prospectus and/or any SEC Report, as applicable, shall be deemed superseded by this Supplement. In all other ways, the Prospectus shall remain unchanged.

      This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

      This Prospectus Supplement is dated April 12, 2005.

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-Q/A
                                (Amendment No. 1)

|X| QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                For the quarterly period ended December 31, 2004

                         Commission File Number 0-20734

                              e.Digital Corporation
             (Exact name of registrant as specified in its charter)

                 Delaware                               33-0865123
      (State or other jurisdiction of            (I.R.S. Empl. Ident. No.)
      incorporation or organization)

13114 Evening Creek Drive South, San Diego, California           92128
------------------------------------------------------           -----
         (Address of principal executive offices)              (Zip Code)

                                 (858) 679-1504
              (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES |X| NO |_|

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). YES |_| NO |X|

Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date:

Common Stock, par value $0.001                           166,614,668
------------------------------                       --------------------
      (Class)                                 (Outstanding at February 8, 2005)

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                                EXPLANATORY NOTE

This Form 10-Q/A of e.Digital Corporation is being filed solely for the purpose of amending Part I, Item 4. of our Form 10-Q for the quarter ended December 31, 2004 (the "Original Form 10-Q") to provide additional disclosure regarding our "Controls and Procedures."

This Form 10-Q/A does not update the Original Form 10-Q except as required to amend the disclosure described above. Additionally, this Form 10-Q/A does not purport to provide an update or a discussion of any other developments at the Company subsequent to February 14, 2005.

Item 4. Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) that are designed to ensure that information required to be disclosed in our reports filed under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Accounting Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

We carried out an evaluation under the supervision and with the participation of management, including our Chief Executive Officer and Chief Accounting Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2004, the end of the period covered by this report. Based on that evaluation, our Chief Executive Officer and Chief Accounting Officer concluded that our disclosure controls and procedures were effective at the reasonable assurance level as of December 31, 2004.

There have been no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended December 31, 2004 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       e.DIGITAL CORPORATION

Date:    April 12, 2005                By: /s/ RENEE WARDEN
                                           -------------------------------------
                                           Renee Warden, Chief Accounting
                                           Officer (Principal Accounting
                                           and Financial Officer and duly
                                           authorized to sign on behalf
                                           of the Registrant)